Exhibit 10.20

STRATEGIC COOPERATION AGREEMENT

(“AGREEMENT”)

Entered into between:

Next.e.GO Mobile SE, a European Company (Societas Europaea) existing under the laws of the European Union and the Federal Republic of Germany, having its registered address at Lilienthalstrasse 1, Aachen, Germany (the "Company").

- hereinafter „e.GO “ –

and

Hiyacar Limited, a company incorporated in [*].

- hereinafter „ Hiyacar“ –

and

Sun Capital International (Europe) Limited, a company incorporated [*].

- hereinafter „ Sun Capital“ –

- together “the Parties” –

PREAMBLE

1.	e.GO is a leading independent manufacturer of urban battery electric vehicle. It is main business is the development, engineering, industrialization, technology licensing, testing, production, marketing, distributing (including by way of licensing or franchise), servicing and selling of four wheel electric vehicles and mobility concepts for private and commercial use.

2.	Hiyacar is a leading peer-to-peer digital car sharing platform.

3.	Sun Capital is an investment holding company.

4.	The Parties wish to cooperate in order to maximize business opportunities in Europe, leveraging their product portfolio and technology (hereinafter referred to as “Strategic Cooperation”).

5.	The potential business opportunities to be addressed under this Strategic Cooperation where the Parties believe the joint efforts may result in best possible competitiveness in the market, are (i) utilization of e.GO’s unique urban battery electric vehicle (e.wave) and (ii) Hiyacar’s proprietary peer-to-peer digital car sharing platform and related technology.

6.	The Parties intend to roll out a pilot project in Germany and the UK to validate the synergies and create the platform to launch the full scale business (hereinafter referred to as “Strategic Project”).

NOW, THEREFORE, in consideration of the above-mentioned premises, the Parties hereby agree as follows:

ARTICLE 1

GENERAL

1.1.	The purpose of this Strategic Cooperation Agreement (“Agreement” or “SCA”) is to commence and regulate the joint efforts and any possible negotiations between the Parties related to the Strategic Project.

1.2.	The Parties enter into this SCA to cooperate on the Strategic Project. It is acknowledged that the Strategic Cooperation shall be developed and implemented on a case-by-case basis by the Parties.

1.3.	The Parties agree that they shall cooperate in the most appropriate and reasonable structure. This shall be decided by both Parties prior to entering into any definitive agreement.

1.4.	The Parties undertake to appoint one representative from each Party who shall be responsible for communication and coordination of the joint activities.

e.GO	Sun Capital
Attn: [*]	Attn: [*]
Email : [*]	Email: [*]

ARTICLE 2

SCOPE OF COOPERATION AND STEERING COMMITTEE

2.1.	The Parties agree on the following scope of cooperation (the “Scope”):

A.	Sun Capital will purchase 15 e.wave vehicles with the specifications as per the Annex 1 hereto. The total purchase price for the vehicles will be EUR [*] (including German VAT); Sun Capital will pay refundable deposit of EUR [*] upon signing this Agreement with the balance due upon delivery of the vehicles. In the event the vehciles are not delivered by 15th of March 2023 the deposit will be refunded in full.

B.	Joint realization of the Strategic Project by way of using e.GO BEV on Hiyacar’s platform in a select city in Germany to determine the feasibility and scalability of the business model.

C.	Hiyacar will have an exclusive option to purchase 5,000 e.wave for car sharing to be delivered in the course of 2023 and 2024 subject to successful completion of the Strategic Project. The reservation fee for the a/m fleet reservation order is EUR [*] payable upon signing of this Agreement and shall be refundable in case of cancelation or to be deducted from the purchase price when the first batch is ordered.

D.	Hiyacar will have exclusivity in partnership for car sharing with e.Go.

2.2.	The division of responsibilities and commercial terms relative to the Strategic Project shall be mutually agreed upon.

2.3.	The Parties agree to establish a Steering Committee consisting of authorized representatives of each Party in order to monitor the overall progress and address the issues that may arise from time to time. This Committee will have the regular meetings via video or telephone conferences (or physical meeting if required) each month.

ARTICLE 3

CONFIDENTIALITY

3.1	Each of the Parties shall treat all business and technical information received from the other Party in connection with this Agreement confidential in the same way as they treat their own business secrets and shall use them solely and exclusively for the purposes, for which they were provided. Each Party undertakes to engage its subsidiaries and personnel, participating in the Strategic Project, to commit to and be bound by the same degree of confidentiality.

3.2	The Parties (including their employees, representatives and / or agents) shall in connection with their duties under this contract observe the applicable Laws and all regulations pertaining to the respective Strategic Project.

ARTICLE 4

RELATIONSHIP OF THE PARTIES

4.1	Neither of the Parties shall have the right, power or authority, nor shall any Party represent that it has the right, power or authority to legally represent, bind and / or obligate any other Party, in any matter whatsoever, except as maybe otherwise agreed separately in writing. Each Party shall represent itself and act solely on its own behalf as an independent party working in cooperation with the other and not as a business representative, commercial agent, employee or business partner of the other Party.

4.2	Neither of the parties shall have the right, power or authority to release any PR material or investor commentary without the express permission of the other party.

ARTICLE 5

COST AND EXPENSES

5.1	Unless otherwise expressly agreed in writing, each Party shall bear its own costs and expenses incurred in connection with the execution of this SCA.

ARTICLE 6

GOVERNING LAW, DISPUTES

6.1	This SCA and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

6.2	Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction over any dispute or claim that arises out of, or in connection with this SCA or its subject matter or formation (including non-contractual disputes or claims).

ARTICLE 7

TERM AND TERMINATION

7.1	This SCA comes into force on the date of the last signature. This SCA is entered into for a fixed period of 2 (Two) years.

7.2	Either Party is entitled to terminate this SCA for cause or for convenience by giving the other Party a written notice per registered letter or email with confirmation of receipt by return. Such termination becomes effective upon receipt by the other Party and shall have immediate effect in case of a termination for cause; in case of a termination for convenience it shall become effective after a 2 (two) months’ notice period after the termination has been served. With the exception of iten 2.1.A and given the cooperative nature of this SCA, no Party shall be liable to the other Party in any respect due to the termination of this SCA.

ARTICLE 8

BUSINESS PRACTICES

8.1	The Parties shall comply with all applicable laws and regulations including but not limited to anti-corruption, anti-money laundering, anti-terrorism, export control, economic sanction and anti-boycott laws, regulations and administrative requirements applicable to the Parties or its services.

8.2	The Parties hereby represent and warrant that neither payments nor any other advantages or favours have been or shall be, directly or indirectly, offered, promised, or provided to: (i) a private party, which as a result could lead to an improper advantage in relation to the business; or (ii) a public official, member of the judicial system or any other government-related or state-owned entity or person ("Public Official”) for himself or herself or another person or entity, in order to influence official action, or any Public Official.

8.3	The parties acknowledge and agree that any breach of the Business Practices set out in Article 8.1 and 8.2 of this Agreement will be deemed a material breach of contract entitling the respective other Party to terminate the Agreement for cause at any time and with immediate effect, without any obligation to pay any outstanding fees or make any other payment. The respective other Party shall not be obliged to compensate any loss suffered by the breaching Party as the result of a termination under this Article 8.3.

ARTICLE 9

MISCELLANEOUS

9.1	No addition to or amendment to this Agreement (including this written form requirement) shall be valid unless made in writing and duly executed.

9.2	Neither of the Parties shall assign, otherwise transfer or novate any of its rights or obligations under this SCA or the benefits therefrom to a third party unless the other Party gives their prior written consent to such move.

9.3	Parties may agree, one month prior to the expiration date of this SCA, to extend this SCA based on mutual agreement.

9.4	In the event that any provision of this SCA shall be or shall become invalid, unenforceable or unworkable the remaining provisions shall not be affected thereby. The invalid, unenforceable or unworkable provision shall be replaced by a provision coming closest to what had been intended by the Parties in setting out the invalid, unenforceable or unworkable provision, or would have been intended by the Parties had they considered the point. Any omission shall be filled accordingly.This SCA is executed in 3 (three) original copies.

Place, this 25 May 2022	Place, this 25 May 2022
Eindhoven	London

Next.e.GO Mobile SE	Hiyacar Limited
[*]	[*]
[*]	[*]

Place, this 25 May 2022	Place, this 25 May 2022

Aachen	Monaco

Next.e.GO Mobile SE	Sun Capital International (Europe) Limited
[*]	[*]
[*]	[*]

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Annex 1

e.wave specification